Exhibit 5.1

Carlton Fleming

+1 650 843 5865

cfleming@cooley.com

February 23, 2021

Quotient Technology Inc.

400 Logue Avenue

Mountain View, California 94043

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Quotient Technology Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company, of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up 4,069,732 shares of the Company’s Common Stock, $0.00001 par value (the “Shares”), including (i) 3,669,732 shares reserved for issuance pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), and (ii) 400,000 shares reserved for issuance pursuant to the Company’s 2013 Employee Stock Purchase Plan (together with the 2013 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Plans, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery, by all persons other than by the Company of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

February 23, 2021

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Carlton Fleming
Carlton Fleming

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 t: (650) 843-5000 f: (650) 849-7400 cooley.com